Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR EXPANDS STRATEGIC RESTRUCTURING PROGRAM

Ongoing Annualized Savings Now Expected to Reach $80-$90 Million

Company Updates Third Quarter Guidance

New York, NY, November 6, 2008 – AnnTaylor Stores Corporation (NYSE: ANN) today announced additional actions designed to further reduce the Company’s cost structure and enhance its operational efficiency. These actions, which include an organizational streamlining announced today, build upon the Company’s multi-year strategic restructuring program first announced in January 2008. The Company also reduced its guidance for the third quarter of fiscal 2008.

Kay Krill, Ann Taylor President and Chief Executive Officer stated, “Following a solid first half performance, during which we effectively navigated a difficult economy, the dramatic deterioration in both the financial markets and the macroeconomic environment in September and October has put additional pressure on the retail industry, in general, and the women’s apparel sector, in particular. As a result, third quarter financial results are tracking well below our previous expectations.”

Ms. Krill continued, “We are moving more aggressively to accelerate our cost savings initiatives and to ensure our organization is appropriately structured for a recessionary environment. Savings from our January restructuring program are now expected to exceed previous estimates and, combined with the actions announced today, we expect to further improve our cost structure and position the company well for when the economy improves. We are also continuing to very carefully manage our expenses and inventories, and we are preserving our cash. During the third quarter, we did not purchase shares under our existing share repurchase authorization and, in this regard, we plan to continue a conservative approach. In addition, we will be significantly scaling back capital spending in 2009. With the benefit of a strong, debt-free balance sheet and approximately $295 million in available liquidity, including more than $80 million in cash, we are well positioned to support our brands and focus on strengthening our underlying business, even as we take aggressive steps to reduce our cost structure.”

Under the expanded strategic restructuring program, which includes the organizational streamlining announced today, the Company expects to generate total ongoing annualized savings of $80-$90 million over the three-year program period, compared to the $50 million previously anticipated. Approximately $35 million of these savings are expected to be realized in fiscal 2008.

Total pre-tax restructuring costs over the three-year period are now expected to be in the range of $65-$70 million. These costs include the $40-45 million originally anticipated under the January program, plus incremental costs of approximately $12 million associated with the

ANNTAYLOR

actions announced today, as well as charges totaling approximately $12 million related to additional non-cash write-down of assets associated with the Company’s store closure plan announced in January. Approximately $30 million of the one-time costs associated with the program are expected to be incurred in fiscal 2008.

The organizational streamlining involves the strategic right-sizing of the corporate and divisional organizations and is expected to result in ongoing annualized savings, which will benefit both gross margin and selling, general and administrative expenses, of approximately $25 million. The one-time pre-tax charge of approximately $12 million will be incurred in the third quarter of fiscal 2008.

Updated Third Quarter Guidance

With respect to the third quarter ended November 1, 2008, the Company indicated that it expects to report net sales of approximately $527 million, compared to $601 million in the year-ago quarter. Comparable store sales for the third quarter 2008 declined approximately 19% versus the third quarter of 2007, with trends weakening dramatically as the quarter progressed. For the Ann Taylor division, comparable store sales for the third quarter of 2008 declined 25%, and in-store inventory per square foot, excluding Beauty, is expected to be down 20% versus year-ago for the quarter. For the LOFT division, comparable store sales declined 15%, and in-store inventory per square foot is expected to be down 15%. As a result of weaker-than-expected sales and margin for the third quarter, the Company now expects to report earnings per diluted share, excluding restructuring and non-cash impairment costs, of approximately breakeven.

Looking ahead, the Company expects the current weakness in consumer spending to persist through the fourth quarter of 2008 and into 2009. The Company will provide an update of its outlook for the fourth quarter and full year of fiscal 2008 on its third quarter earnings conference call, scheduled for November 21, 2008.

About Ann Taylor

Ann Taylor Stores Corporation is one of the leading women’s specialty retailers for fashionable clothing in the United States, operating 959 Ann Taylor, Ann Taylor LOFT, Ann Taylor Factory, and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of August 2, 2008, as well as online at AnnTaylor.com and AnnTaylorLOFT.com. Visit AnnTaylorStoresCorp.com for more information (NYSE: ANN).

Contacts:

Maria Sceppaguercio	Judith Pirro
SVP, Finance, Communications & Investor Relations	Director, Investor Relations
Ann Taylor Stores Corporation	Ann Taylor Stores Corporation
212-541-3300 ext. 2199	212-541-3300 ext. 3598

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, a downturn in the retail industry or changes in levels of store traffic;

•	continuation of lowered levels of consumer spending resulting from the worldwide economic downturn, lowered levels of consumer confidence and higher levels of unemployment;

•	the behavior of financial markets, including fluctuations in interest rates and the value of the U.S. dollar against foreign currencies, or restrictions on the transfer of funds;

•	the commercial and consumer credit environment;

•	continued volatility and further deterioration of the capital markets;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

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risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

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the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	risks associated with the Company’s reliance on foreign sources of production, including financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption;

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the Company’s ability to achieve the results of its restructuring program, including the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected; and

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.